Exhibit 99.1

PACCAR Inc

    Public Affairs Department

        P.O. Box 1518

            Bellevue, WA 98009

                    Contact: Robin Easton

                                     (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Increased Second Quarter Revenues and Earnings

July 27, 2010, Bellevue, Washington – “PACCAR reported improved revenues and net income for the second quarter of 2010,” said Mark C. Pigott, chairman and chief executive officer. “Against a backdrop of global truck markets that are only gradually emerging from historically low levels, PACCAR’s results reflect the benefits of higher truck and parts sales and improving financial services profits worldwide. Our customers are benefiting from increased freight tonnage, which has resulted in higher fleet utilization rates, resulting in positive gains for our aftermarket parts sales. I am very proud of our 16,000 employees who have delivered superior results to our shareholders in a challenging global business climate.”

“PACCAR’s excellent balance sheet, including over $2.1 billion in manufacturing cash and marketable securities, and positive operating cash flow have enabled ongoing investments which enhance operating efficiency and the development of innovative new products, such as the PACCAR MX diesel engine which went into production in Kenworth and Peterbilt trucks in June,” noted Pigott. “The U.S. and Canadian truck market is gradually adjusting to higher priced vehicles resulting from the EPA 2010 emissions change. The European truck market is still lagging behind last year’s volumes, but DAF achieved a significant increase in market share, which has delivered improved financial results.”

PACCAR earned $99.6 million ($0.27 per diluted share) for the second quarter of 2010 compared to $26.5 million ($0.07 per diluted share) earned in the second quarter last year. Second quarter net sales and financial services revenues were $2.46 billion, compared to $1.85 billion reported in 2009. Net sales and financial services revenues for the first six months of 2010 were $4.69 billion compared to $3.83 billion last year. For the first six months of 2010, PACCAR reported net income of $167.9 million ($0.46 per diluted share) compared to $52.8 million ($0.14 per diluted share) in 2009.

Global Truck Markets

DAF achieved a record market share of 16.3 percent in the above 15-tonne market in the first half of 2010. “DAF’s medium-term market share goal is 20 percent. DAF is the market share leader in the European tractor market and has the second highest overall market share in Europe, as fleets recognize DAF’s quality leadership, low operating costs and excellent resale value,” said Harrie Schippers, DAF president. “The estimate for 2010 industry sales in the above 15-tonne truck market in Europe is 160,000-170,000 units, comparable to 2009, as the Eurozone countries continue to be impacted by economic challenges.”

The DAF CF85 Earned the U.K. Fleet Truck of the Year Award in 2010

“Class 8 industry retail sales in the U.S. and Canada are expected to be in the range of 110,000-130,000 vehicles in 2010, reflecting the uneven economic recovery, high unemployment, and the continued low level of housing starts and auto production. There are some encouraging signs as freight tonnage continues to modestly increase and our customers’ profitability benefits from stable fuel prices and recent improvements in freight rates,” said Dan Sobic, PACCAR executive vice president. “Truck retail sales are still below replacement demand levels, resulting in the North American truck average fleet age of nearly seven years. The truck industry demand for parts and service business has improved due to increasing freight tonnage, higher fleet utilization and increased maintenance for the aging truck population,” added Sobic.

During 2010, PACCAR’s product range in South America is being enhanced to include the availability of DAF vehicles for on-highway and vocational customers. “The DAF and Kenworth product ranges offer low operating costs, excellent driveability and maneuverability, and the industry-leading PACCAR MX engine. The expansion of PACCAR’s product range in South America to include DAF vehicles is an exciting development which is expected to deliver a substantial increase in sales in the region in the next several years,” said Bob Christensen, PACCAR senior vice president.

Financial Highlights – Second Quarter 2010

Highlights of PACCAR’s financial results during the second quarter of 2010 include:

•	Consolidated sales and revenues of $2.46 billion.

•	Net income of $99.6 million.

•	Manufacturing cash and marketable securities of $2.12 billion.

•	Cash generated from operations of $514.1 million.

•	Financial Services pretax income of $34.0 million.

•	Aftermarket parts revenues of $538.5 million.

•	Research and development expenses of $58.4 million.

•	Medium-term note (MTN) issuances of $315 million.

•	$2.0 billion of bank credit facilities renewed.

Financial Highlights – First Half 2010

Financial highlights for the first six months of 2010 include:

•	Consolidated sales and revenues of $4.69 billion.

•	Net income of $167.9 million.

•	Cash generated from operations of $799.5 million.

•	Financial Services pretax income doubled to $62.1 million.

•	Aftermarket parts revenues of $1.04 billion.

•	Research and development expenses of $113.2 million.

•	Medium-term note issuances of $615 million.

•	Capital expenditures of $47.8 million.

PACCAR MX Engine Begins Production

During May, the Environmental Protection Agency (EPA) and the California Air Resources Board (CARB) certified the PACCAR MX engine to 2010 emissions standards. The PACCAR MX engines were installed in Kenworth and Peterbilt vehicles beginning in June. Final assembly of the PACCAR MX engine began at PACCAR’s state-of-the-art engine manufacturing facility in Columbus, Mississippi, last month.

The PACCAR MX engine is currently touring 200 Kenworth and Peterbilt dealers in the U.S. and Canada. The tours feature the MX engine in the new aerodynamic Kenworth T700 and Peterbilt Model 587. The product tours showcase PACCAR’s new vehicles, 50 years of engine development and advanced truck telematics that include navigation, vehicle diagnostics and communication technologies.

Bill Kozek, Kenworth general manager, presented Tom Walker, Costco executive vice president, with the keys to a new aerodynamic Kenworth T660 equipped with the new PACCAR MX engine at a special event in June at the Costco headquarters in Issaquah, Washington. “We are honored to be selected to receive the first PACCAR MX engine installed in a 2011 Kenworth truck,” said Walker.

Kenworth T660 equipped with a PACCAR MX engine

PACCAR Leasing Celebrates 30 Years of Industry-Leading Performance

PACCAR Leasing (PacLease) is celebrating 30 years of providing innovative full-service commercial vehicle solutions that assist companies in optimizing their transportation operations. PacLease was established in 1980 with 17 locations and has grown to more than 400 locations in the United States, Canada, Mexico and Germany. “PacLease has achieved outstanding success by providing and maintaining the highest quality trucks for customers who prefer to concentrate on their core business rather than managing a fleet of commercial vehicles,” said Bob Southern, PacLease president.

Dealers Achieve Excellent Performance Worldwide

PACCAR’s profitable independent dealer network of 1,900 locations worldwide is recognized as the leader in the commercial vehicle industry in delivering superior customer service. With a record 1.5 million PACCAR vehicles in operation, DAF, Kenworth and Peterbilt dealers are benefiting from comprehensive finance and leasing programs, high-quality products and enhanced customer support programs.

Financial Services Companies Achieve Good Results

PACCAR Financial Services (PFS) has a portfolio of 135,000 trucks and trailers, with total assets of $7.5 billion. PacLease, a major full-service truck leasing company in North America with a fleet of over 30,000 vehicles, is included in this segment. During the second quarter and first half of 2010, PFS profit increased due to better finance margins and reduced credit losses. Second quarter pretax income improved to $34.0 million compared to $15.6 million earned in the second quarter of 2009. The provision for credit losses was $20.2 million in the second quarter compared to $29.1 million in the second quarter of 2009. Second quarter revenues were $239.3 million compared to $246.6 million in the same quarter of 2009. For the six-month period, pretax income was $62.1 million compared to $30.9 million in 2009. First-half revenues were $485.7 million, compared with $502.4 million for the same period a year ago. “Higher freight volumes have led to improved used truck prices worldwide, with values up 5-10 percent compared with 2009. Our customers’ improved profitability has resulted in lower past-dues and credit losses compared to last year,” said Tim Henebry, president, PACCAR Financial Corp.

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers,” said Ron Armstrong, senior vice president. “Strong credit quality, good margins and excellent portfolio management are generating improved earnings,” Armstrong added. “We continue to enjoy excellent access to the commercial paper, medium-term note and syndicated loan markets, allowing PFS to profitably support the sale of PACCAR trucks in 20 countries on three continents at a time when many third-party lenders have exited the transportation finance business.”

Capital Investments, Product Development and Industry Recognition

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $3.8 billion in capital projects, innovative products and new technologies during the past decade. Capital expenditures of $175-$200 million and R&D expenses of $225-$250 million are targeted in 2010 for new products, enhancing fuel economy and operating efficiency. “Kenworth, Peterbilt and DAF are investing in new industry-leading products and services to assist our customers in delivering excellent results in their businesses,” said Tom Plimpton, PACCAR vice chairman.

The DAF CF85 was recently honored at the “Motor Transport Awards 2010” dinner in London. For an unprecedented third year and the tenth time in 24 years, Motor Transport magazine honored the DAF CF85 as the U.K. “Fleet Truck of the Year.” “To win in 2008, 2009 and 2010 – three of the most challenging years the U.K. transport industry has ever experienced – underlines the value of this award,” said Ray Ashworth, managing director of DAF Trucks U.K. “It highlights the exceptional fuel economy and overall efficiency of the CF85, together with the outstanding in-service support provided by our nationwide network of dedicated DAF dealers.”

Leyland Trucks was honored as the Overall Winner in the annual Manufacturing Excellence (MX) Awards. The MX awards are the United Kingdom’s premier recognition for manufacturing companies and are organized by the British Institution of Mechanical Engineers (BIME). Leyland Trucks also earned this accolade in 2009. This is the first time in the 28-year history of the award that a company has been Overall Winner for two consecutive years.

The Peterbilt Model 384 earned the Heavy-Duty Commercial Truck of the Year award at the 47th annual American Truck Dealers Association (ATD) convention in Orlando, Florida. The vehicles were evaluated on innovation and design, driver satisfaction, ease of maintenance and safety, and were judged by a panel of journalists from leading truck publications in North America.

At the recent Bus World Asia exhibition in Shanghai, China, PACCAR was honored as the “Best Coach Engine Manufacturer – 2010.” PACCAR earned this accolade as a result of PACCAR’s 12.9-liter and 9.2-liter engines’ industry-leading reliability, durability and fuel efficiency. PACCAR engines have earned this prestigious award for the last four consecutive years. “The Chinese premium bus market recognizes the advantages of PACCAR’s high-quality engines,” said Craig Brewster, vice president. “With the recent introduction of ultra-clean Enhanced Environmental Vehicle (EEV) engines, PACCAR is able to meet the most stringent emissions requirements in cities like Shanghai and Beijing.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium-, and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 27, 2010, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through August 6, 2010. PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Truck and Other:
Net sales and revenues	$2,224.8	$1,602.3	$4,209.1	$3,332.7

Cost of sales and revenues	1,954.9	1,492.8	3,722.7	3,053.9
Research and development	58.4	52.8	113.2	105.1
Selling, general and administrative	97.3	79.2	191.4	167.6
Interest and other income, net (a)	3.9	(29.9)	8.1	(14.6)

Truck and Other Income Before Income Taxes	110.3	7.4	173.7	20.7

Financial Services:
Revenues	239.3	246.6	485.7	502.4

Interest and other	162.6	180.6	337.7	374.8
Selling, general and administrative	22.5	21.3	44.0	42.6
Provision for losses on receivables	20.2	29.1	41.9	54.1

Financial Services Income Before Income Taxes	34.0	15.6	62.1	30.9

Investment income	4.3	4.9	8.8	12.9

Total Income Before Income Taxes	148.6	27.9	244.6	64.5

Income taxes	49.0	1.4	76.7	11.7

Net Income	$99.6	$26.5	$167.9	$52.8

Net Income Per Share:
Basic	$.27	$.07	$.46	$.15

Diluted	$.27	$.07	$.46	$.14

Weighted Average Shares Outstanding:
Basic	364.9	363.4	364.7	363.2

Diluted	366.0	364.4	365.9	364.3

Dividends declared per share	$.09	$.18	$.18	$.36

(a)	For the three and six months ended June 30, 2009, Truck and Other “Interest and other income, net” included a $47.7 one-time benefit from discontinuing certain subsidies for postretirement health care plans.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30 2010	December 31 2009

ASSETS
Truck and Other:
Cash and marketable debt securities	$2,122.3	$2,056.0
Trade and other receivables, net	640.5	554.7
Inventories	481.4	632.1
Property, plant and equipment, net	1,592.2	1,757.7
Equipment on operating leases and other	1,038.1	1,137.2
Financial Services Assets	7,547.8	8,431.3

	$13,422.3	$14,569.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,363.3	$2,442.5
Long-term debt	172.1	172.3
Financial Services Liabilities	5,892.5	6,850.5
STOCKHOLDERS’ EQUITY	4,994.4	5,103.7

	$13,422.3	$14,569.0

Common Shares Outstanding	364.5	364.4

GEOGRAPHIC REVENUE DATA

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
United States and Canada	$1,216.4	$955.2	$2,367.8	$1,934.7
Europe	794.4	652.0	1,562.5	1,431.2
Other	453.3	241.7	764.5	469.2

	$2,464.1	$1,848.9	$4,694.8	$3,835.1

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Six Months Ended June 30	2010	2009
OPERATING ACTIVITIES:
Net income	$167.9	$52.8
Depreciation and amortization:
Property, plant and equipment	93.7	95.9
Equipment on operating leases and other	217.0	218.3
Net decrease in wholesale receivables on new trucks	77.4	414.0
Net decrease in sales-type finance leases and dealer direct loans on new trucks	88.3	83.2
All other operating activities	155.2	(454.2)

Net Cash Provided by Operating Activities	799.5	410.0

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(47.8)	(30.2)
Acquisition of equipment for operating leases	(327.5)	(298.8)
Net decrease in financial services receivables	322.6	594.8
Net change in marketable securities	(77.4)	10.1
All other investing activities	117.1	213.9

Net Cash (Used in) Provided by Investing Activities	(13.0)	489.8

FINANCING ACTIVITIES:
Cash dividends paid	(65.5)	(166.7)
Stock compensation transactions	7.6	5.7
Net decrease in debt	(616.4)	(852.8)

Net Cash Used in Financing Activities	(674.3)	(1,013.8)
Effect of exchange rate changes on cash	(126.1)	28.5

Net Decrease in Cash and Cash Equivalents	(13.9)	(85.5)
Cash and cash equivalents at beginning of period	1,912.0	1,955.2

Cash and cash equivalents at end of period	$1,898.1	$1,869.7